FOR IMMEDIATE RELEASE              Payless Cashways, Inc.
CONTACT:                           800 N.W. Chipman Road o Suite 5900
Marla Holbert                      Lee's Summit, Missouri 64063
(816) 347-6771                     www.payless.cashways.com
mholbert@payless.cashways.com      OTC Bulletin Board: PCSH


                    PAYLESS CASHWAYS FILES FOR REORGANIZATION

KANSAS CITY, MO--June 4, 2001 -- Payless Cashways, Inc. (OTC Bulletin Board:
PCSH), a full-line building materials and finishing products company focusing on the professional builder, remodel and repair contractor, institutional buyer, and project-oriented consumer, today announced it filed a petition for voluntary reorganization of its operations under Chapter 11 with the U.S. Bankruptcy Court for the Western District of Missouri.

An unusually harsh winter and poor 2001 economic conditions resulted in disappointing sales and cash flow for the highly leveraged company. Additionally, the company's asset based lenders have continued to constrict credit, thereby reducing cash availability under the company's current agreement. Late vendor payments and increased "out-of-stocks" in the stores contributed to further sales declines, and necessitated this filing to make cash flow available for vendor payments.

Millard Barron, President and CEO commented, "We are extremely disappointed that we had to take this step. However, this convergence of negative factors forced us to take this drastic action on behalf of our customers. Our organization and our customers have been frustrated by the slow replenishment of merchandise at this important time of year. Our customers deserve the best service we can provide."

Mr. Barron continued, "Over the last 3 1/2 years, we have made significant progress. Through the fall of 2000, our team delivered 10 consecutive quarters of improved EBITDA. We have also reduced our overall debt levels by over $120 million or approximately 30% in this same time period. We have a great core of employees and stores, and a real franchise relationship with our customers. We will continue to focus on our vision, and develop our business and profit models. With these actions, simply having use of the revenues we generate daily will enable us to pay for all new merchandise delivered on a priority basis. Also, we are currently in negotiations with multiple potential lenders, and expect to quickly have additional DIP funding in place. I look forward to a timely and efficient reorganization process, and a successful emergence as a profitable company with a healthy balance sheet."

Payless Cashways is a full-line building materials specialty retailer that concentrates on professional builders, contractors and project-oriented customers. The company operates 110 retail stores, five PCI Builders Resource stores and one Contractor Supply store throughout 16 states. The chain operates under the names Payless Cashways, Furrow, Hugh M. Wood, Lumberjack, Knox Lumber, PCI Builders Resource and Contractor Supply. The company also owns six manufacturing plants.

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This paragraph is included in this release in order to comply with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made above. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Among the factors that could cause different results are: the need for bankruptcy court approvals, access to cash collateral, the adequacy of and compliance with the debtor-in-possession financing, stability of customer demand and supplier support, the many uncertainties involved in operating a business in a chapter 11 bankruptcy environment, consumer spending and debt levels, interest rates, housing activity, lumber prices, product mix, growth of certain market segments, competitor activities, and an excess of retail space devoted to the sale of building materials. Additional information concerning those and other factors is contained in the company's SEC filings, copies of which are available from the company without charge. The filings may also be obtained from the company's Web site, payless.cashways.com
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